Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184156) pertaining to the Waste Management Retirement Savings Plan for Bargaining Unit Employees of our report dated May 31, 2013, with respect to the statement of net assets available for benefits as of December 31, 2012 of the Waste Management Retirement Savings Plan for Bargaining Unit Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ McConnell & Jones LLP

Houston, Texas

May 28, 2014